PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS RECORD SECOND QUARTER RESULTS
Las Vegas, Nevada, August 2, 2007 — MGM MIRAGE (NYSE: MGM) today reported its second quarter 2007 financial results, achieving the Company’s highest ever second quarter diluted earnings per share from continuing operations of $0.62, a 27% increase over the $0.49 per share earned in 2006. Earnings benefited from strong revenue trends, solid operating margins, and profits from sales of Tower 3 of The Signature at MGM Grand.
Net income per share on a diluted basis, including discontinued operations, was $1.22 per share compared to $0.50 per share in 2006. During the second quarter, the Company recognized a pre-tax gain of $201 million on the sale of Primm Valley Resorts and a pre-tax gain of $63 million on the sale of its Laughlin Properties – Colorado Belle and Edgewater.
Net revenues for the second quarter increased 10% to $1.9 billion, an all-time record quarter for the Company. In addition to the incremental revenue from Beau Rivage, which reopened in August 2006, the Company benefited from strong hotel revenues and the impact of new amenities at many of its Las Vegas Strip resorts.
Key results from the quarter include:
•	Las Vegas Strip REVPAR[1] increased 7%, which represents the sixteenth consecutive quarter of year-over-year REVPAR increases for these resorts;

•	Occupancy at the Company’s Las Vegas Strip resorts was 97.8%, the highest occupancy level achieved since 2000;

•	Property EBITDA[2] of $686 million was also a record for the second quarter, and represented a 9% increase over the prior year;

•	MGM Grand Las Vegas earned Property EBITDA of $108 million, a 43% increase over prior year second quarter and its best quarter ever. TI and Excalibur also earned all-time record Property EBITDA of $34 million and $38 million, respectively;

•	The Mirage achieved record Property EBITDA for the second quarter of $59 million, a 41% increase over prior year. New York–New York also had a record second quarter Property EBITDA performance, earning $37 million;

•	Non-gaming revenues increased 13%, 10% excluding Beau Rivage, with continued strong results from non-gaming amenities;

•	Gaming revenues increased 5%, but decreased 5% excluding Beau Rivage due to a lower table games hold percentage. Slot revenues increased 4% at the Company’s Las Vegas Strip resorts;

•	Beau Rivage, which was closed in the prior year quarter, earned Property EBITDA of $23 million;[3]

•	Earned $63 million of profit from closings on units of Tower 3 at The Signature at MGM Grand;

•	Successfully issued $750 million of 7.5% senior notes maturing in 2016.
In June, the Company signed a letter of intent with Kerzner International to form a 50/50 joint venture to develop a multi-billion dollar integrated resort to be located on the corner of Las Vegas Boulevard and Sahara Avenue. The Company will provide 40 acres of land, which is being valued at $20 million per acre, and Kerzner International and one of its financial partners will contribute cash equity.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

The following table lists significant items which affect the comparability of the current year and prior year results (EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended June 30,	2007	2006
Profits from The Signature at MGM Grand	$0.14	$0.06
Preopening and start-up expenses	(0.03)	(0.03)
Property transactions, net	(0.01)	(0.03)
“Our targeted capital investments, particularly in our non-gaming operations, have led to strong returns and record earnings,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “The opening of MGM Grand Detroit and MGM Grand Macau later this year, and our recently announced joint venture project with Kerzner International, further illustrate the powerful momentum created by our accelerated growth platform.”
Net revenues increased 10%; excluding Beau Rivage, net revenues were up 4%. As a result of its continued commitment to reinvest in its resorts, the Company generated significant increases in revenues from its non-gaming operations.
Recent and continuing upgrades at Mandalay Bay, including fully remodeled standard rooms, are expected to further enhance that property’s results. In addition, the Company continues to make investments across its portfolio of resorts, most notably at Luxor and Monte Carlo, targeted at driving increased customer visitation. The Company believes that these enhancements will positively impact the Company’s results in future periods.
The new MGM Grand Detroit is expected to open in October 2007 featuring Detroit’s most luxurious hotel and casino with 400 rooms. The new resort will have a larger casino, with 4,500 slot machines compared to 2,840 in the current interim casino and 98 table games (including an eight-table poker room) versus 72. MGM Grand Detroit will include a variety of exciting food and beverage and entertainment amenities, including restaurants from world-famous chefs Wolfgang Puck and Michael Mina.
Gaming revenues increased 5%, but decreased 5% excluding Beau Rivage. Slot revenues at the Company’s Las Vegas Strip resorts increased 4% with double-digit increases at Bellagio and MGM Grand Las Vegas. MGM Grand Detroit experienced a 4% decrease in slot revenues, as a competitor recently opened its expanded casino facility.
Table games volume excluding baccarat increased 15%, 5% excluding Beau Rivage. Baccarat volume decreased 13% against a tough prior year comparison – 2006 results were up 19% on same store basis over the 2005 quarter. The overall table games hold percentage was within the normal 18-22% range in both periods, but was near the low end of the range in the current year versus the high end of the range in the 2006 quarter. In particular, Bellagio and Mandalay Bay experienced hold percentages below the Company’s normal range in the current quarter.
Rooms revenues increased 9%, 5% excluding Beau Rivage, despite having 60,000 less available rooms due to room remodeling at Mandalay Bay and the closing of Nevada Landing in March 2007. Average room rates increased 5% at the Company’s Las Vegas Strip resorts. Las Vegas Strip REVPAR increased 7%, led by double-digit percentage increases at MGM Grand Las Vegas, Excalibur, and TI. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

	Three Months Ended
	June 30,	June 30,
	2007	2006
Occupancy %	98%	97%
Average Daily Rate (ADR)	$162	$154
Revenue per Available Room (REVPAR)	$159	$148
The Company’s operating income increased 12% to $469 million, which includes $63 million of profit from closings on units of Tower 3 of The Signature at MGM Grand and $11 million of operating income from Beau Rivage. The prior year quarter included $28 million of income from Tower 1 of The Signature at MGM Grand. Excluding these items, operating income increased slightly from prior year with a margin of 22% in both quarters. Property EBITDA increased 9% to a record $686 million; excluding the above items, Property EBITDA increased slightly compared to the prior year quarter with a 33% margin, slightly below the 34% margin in the 2006 quarter.
Detailed Discussion of Certain Charges
In the second quarter of 2007 the company had minimal property transactions. In the 2006 period, net property transactions of $13 million largely related to the write-off of assets in connection with expansion projects at MGM Grand Las Vegas and Mandalay Bay and the write-off of Luxor’s investment in the Hairspray show.
Preopening and start-up expenses of $14 million in 2007 primarily related to CityCenter, MGM Grand Detroit, and MGM Grand Macau. Preopening and start-up expenses of $15 million in the 2006 quarter related primarily to CityCenter, the Love show at The Mirage, The Signature at MGM Grand, and our share of preopening related to the Borgata expansion.
Financial Position
Second quarter capital investments totaled $1.3 billion, which included $441 million for CityCenter, $81 million for the permanent MGM Grand Detroit resort, and $23 million for trailing payments on the construction of Beau Rivage. Also during the quarter, the Company purchased 34 acres of land north of Circus Circus Las Vegas for $580 million, 26 acres of which are part of the land to be contributed to the joint venture with Kerzner International. Remaining capital expenditures included spending of $54 million on room and suite remodel projects, primarily at Mandalay Bay, expenditures for corporate aircraft of $27 million, and $90 million of other routine capital expenditures on various new and upgraded amenities at the Company’s resorts.
During the quarter the Company received an additional $19 million of insurance recoveries related to Hurricane Katrina. These amounts were not recognized as income pending the final settlement of the Company’s insurance claim. At June 30, 2007, the Company had $2.0 billion of available borrowings under its senior credit facility.
“Our operating results this quarter once again prove the power of our portfolio to generate consistent cash flows,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “More exciting is the pace of future growth. We will continue to develop strategic relationships designed to create additional value from our significant real estate portfolio. Of course, CityCenter is at the heart of our growth strategy; we are very pleased with the quality of the development and the pace of residential sales, and we continue on track for a late 2009 opening.”
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE will hold a conference call to discuss its second quarter earnings results and outlook for the third quarter at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until Thursday, August 9, 2007, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 7007679. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.

1 REVPAR is hotel Revenue per Available Room.
2 “EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization. “Property EBITDA” is EBITDA before corporate expense and stock compensation expense. EBITDA information is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Management uses Property EBITDA as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to net income and of operating income to Property EBITDA are included in the financial schedules accompanying this release.
3 Beau Rivage earned operating income of $11 million in the second quarter of 2007, with depreciation and amortization of $12 million. Beau Rivage was closed during the prior year second quarter as a result of Hurricane Katrina.
*      *       *
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
Contacts:

Investment Community JAMES J. MURREN President, Chief Financial Officer & Treasurer (702) 693-8877	News Media ALAN M. FELDMAN Senior Vice President Public Affairs (702) 891-7147
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues:
Casino	$773,931	$734,694	$1,585,870	$1,514,952
Rooms	555,107	510,861	1,104,111	1,019,259
Food and beverage	424,717	369,734	842,166	738,778
Entertainment	143,237	104,853	277,485	203,833
Retail	79,072	70,022	147,322	134,508
Other	134,760	111,091	256,830	216,886

	2,110,824	1,901,255	4,213,784	3,828,216
Less: Promotional allowances	(174,408)	(140,747)	(347,933)	(293,340)

	1,936,416	1,760,508	3,865,851	3,534,876

Expenses:
Casino	410,168	381,509	828,276	792,541
Rooms	143,980	135,214	285,754	267,914
Food and beverage	249,699	222,248	494,081	438,619
Entertainment	104,249	76,104	202,394	148,996
Retail	49,499	45,696	93,890	89,582
Other	76,521	58,373	148,766	113,395
General and administrative	302,187	256,688	587,292	506,799
Corporate expense	43,668	38,579	77,623	75,231
Preopening and start-up expenses	14,148	15,044	28,424	21,225
Restructuring costs	—	231	—	1,035
Property transactions, net	2,407	12,688	7,426	36,173
Depreciation and amortization	167,509	157,793	335,786	305,226

	1,564,035	1,400,167	3,089,712	2,796,736

Income from unconsolidated affiliates	96,592	57,081	137,967	92,635

Operating income	468,973	417,422	914,106	830,775

Non-operating income (expense):
Interest income	5,509	3,027	8,166	5,772
Interest expense, net	(183,429)	(190,776)	(367,440)	(383,625)
Non-operating items from unconsolidated affiliates	(4,714)	(3,341)	(9,820)	(6,936)
Other,net	(804)	(2,174)	(3,532)	(5,218)

	(183,438)	(193,264)	(372,626)	(390,007)

Income from continuing operations before income taxes	285,535	224,158	541,480	440,768
Provision for income taxes	(102,637)	(80,817)	(195,572)	(157,665)

Income from continuing operations	182,898	143,341	345,908	283,103

Discontinued operations:
Income from discontinued operations	2,615	4,589	10,461	11,071
Gain on disposal of discontinued operations	263,881	—	263,881	—
Provision for income taxes	(89,222)	(1,536)	(91,905)	(3,743)
	177,274	3,053	182,437	7,328

Net income	$360,172	$146,394	$528,345	$290,431

Per share of common stock:

Basic:
Income from continuing operations	$0.64	$0.50	$1.22	$1.00
Discontinued operations	0.63	0.01	0.64	0.02

Net income per share	$1.27	$0.51	$1.86	$1.02

Weighted average shares outstanding	283,849	284,285	283,933	284,239

Diluted:
Income from continuing operations	$0.62	$0.49	$1.17	$0.97
Discontinued operations	0.60	0.01	0.62	0.02

Net income per share	$1.22	$0.50	$1.79	$0.99

Weighted average shares outstanding	295,232	292,962	295,402	292,868

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Las Vegas Strip	$1,640,648	$1,556,387	$3,266,991	$3,127,991
Other Nevada	47,058	51,650	91,490	98,449
MGM Grand Detroit	110,470	113,908	226,604	229,001
Mississippi	138,240	38,563	280,766	79,435

	$1,936,416	$1,760,508	$3,865,851	$3,534,876

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Las Vegas Strip	$531,224	$518,115	$1,080,066	$1,041,496
Other Nevada	6,080	7,067	4,084	12,642
MGM Grand Detroit	28,116	38,499	62,942	75,599
Mississippi	27,907	8,031	63,310	17,390
Unconsolidated resorts	92,952	55,144	131,094	89,340

	$686,279	$626,856	$1,341,496	$1,236,467

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA
(In thousands)
(Unaudited)
Three Months Ended June 30, 2007

	Preopening
	and start-up	Restructuring	Property
	expenses	costs	transactions, net	Total
Las Vegas Strip	$7,131	$—	$2,587	$9,718
OtherNevada	—	—	(20)	(20)
MGM Grand Detroit	3,205	—	—	3,205
Mississippi	—	—	603	603
Unconsolidated resorts	3,640	—	—	3,640

	13,976	—	3,170	17,146
Corporate and other	172	—	(763)	(591)

	$14,148	$—	$2,407	$16,555

Three Months Ended June 30, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$11,818	$231	$9,073	$21,122
Other Nevada	—	—	(18)	(18)
MGM Grand Detroit	684	—	3	687
Mississippi	—	—	13	13
Unconsolidated resorts	2,424	—	—	2,424

	14,926	231	9,071	24,228
Corporate and other	118	—	3,617	3,735

	$15,044	$231	$12,688	$27,963

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA (continued)
(In thousands)
(Unaudited)
Six Months Ended June 30, 2007

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$15,603	$—	$2,865	$18,468
Other Nevada	—	—	4,610	4,610
MGM Grand Detroit	5,584	—	—	5,584
Mississippi	—	—	601	601
Unconsolidated resorts	6,873	—	—	6,873

	28,060	—	8,076	36,136
Corporate and other	364	—	(650)	(286)

	$28,424	$—	$7,426	$35,850

Six Months Ended June 30, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs (credit)	net	Total
Las Vegas Strip	$15,026	$1,035	$32,566	$48,627
Other Nevada	—	—	(21)	(21)
MGM Grand Detroit	1,277	—	1	1,278
Mississippi	—	—	10	10
Unconsolidated resorts	4,645	—	—	4,645

	20,948	1,035	32,556	54,539
Corporate and other	277	—	3,617	3,894

	$21,225	$1,035	$36,173	$58,433

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
EBITDA	$636,482	$575,215	$1,249,892	$1,136,001
Depreciation and amortization	(167,509)	(157,793)	(335,786)	(305,226)

Operating income	468,973	417,422	914,106	830,775

Non-operating income (expense):
Interest expense, net	(183,429)	(190,776)	(367,440)	(383,625)
Other	(9)	(2,488)	(5,186)	(6,382)
	(183,438)	(193,264)	(372,626)	(390,007)

Income from continuing operations before income taxes	285,535	224,158	541,480	440,768
Provision for income taxes	(102,637)	(80,817)	(195,572)	(157,665)

Income from continuing operations	$182,898	$143,341	$345,908	$283,103

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO PROPERTY EBITDA
(In thousands)
(Unaudited)
Three Months Ended June 30, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$397,731	$133,493	$531,224
Other Nevada	4,490	1,590	6,080
MGM Grand Detroit	22,204	5,912	28,116
Mississippi	12,781	15,126	27,907
Unconsolidated resorts	92,952	—	92,952

	530,158	156,121	686,279
Stock compensation			(11,060)
Corporate and other			(38,737)

			$636,482

Three Months Ended June 30, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$380,645	$137,470	$518,115
Other Nevada	4,642	2,425	7,067
MGM Grand Detroit	35,262	3,237	38,499
Mississippi	2,534	5,497	8,031
Unconsolidated resorts	55,144	—	55,144

	478,227	148,629	626,856
Stock compensation			(15,835)
Corporate and other			(35,806)

			$575,215

Six Months Ended June 30, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$812,676	$267,390	$1,080,066
Other Nevada	619	3,465	4,084
MGM Grand Detroit	51,068	11,874	62,942
Mississippi	33,018	30,292	63,310
Unconsolidated resorts	131,094	—	131,094

	1,028,475	313,021	1,341,496
Stock compensation			(24,640)
Corporate and other			(66,964)

			$1,249,892

Six Months Ended June 30, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$775,996	$265,500	$1,041,496
Other Nevada	7,861	4,781	12,642
MGM Grand Detroit	69,445	6,154	75,599
Mississippi	6,393	10,997	17,390
Unconsolidated resorts	89,340	—	89,340

	949,035	287,432	1,236,467
Stock compensation			(36,931)
Corporate and other			(63,535)

			$1,136,001

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$294,609	$452,944
Accounts receivable, net	333,295	362,921
Inventories	125,485	118,459
Income tax receivable	—	18,619
Deferred income taxes	69,909	68,046
Prepaid expenses and other	103,564	124,414
Assets held for sale	55,068	369,348

Total current assets	981,930	1,514,751

Real estate under development	344,994	188,433

Property and equipment, net	18,755,673	17,241,860

Other assets:
Investments in unconsolidated affiliates	1,124,836	1,092,257
Goodwill	1,269,591	1,300,747
Other intangible assets, net	361,811	367,200
Deposits and other assets, net	659,336	440,990

Total other assets	3,415,574	3,201,194

	$23,498,171	$22,146,238

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$149,868	$182,154
Construction payable	357,263	234,486
Income taxes payable	104,976	—
Accrued interest on long-term debt	250,212	232,957
Other accrued liabilities	960,037	958,244
Liabilities related to assets held for sale	3,456	40,259

Total current liabilities	1,825,812	1,648,100

Deferred income taxes	3,359,077	3,441,157
Long-term debt	13,560,785	12,994,869
Other long-term obligations	421,403	212,563
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 365,720,069 and 362,886,027 shares and outstanding 284,243,042 and 283,909,000 shares	3,657	3,629
Capital in excess of par value	2,933,892	2,806,636
Treasury stock, at cost: 81,477,027 and 78,977,027 shares	(1,771,707)	(1,597,120)
Retained earnings	3,164,334	2,635,989
Accumulated other comprehensive income	918	415

Total stockholders’ equity	4,331,094	3,849,549

	$23,498,171	$22,146,238